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                                                                    EXHIBIT 23.3

                       [McDANIEL & ASSOCIATES LETTERHEAD]


               CONSENT OF INDEPENDENT PETROLEUM RESERVE ENGINEERS

Dear Sirs:

We consent to the incorporation by reference in this Form 10-K of portions of our reports entitled "Ocean Energy Resources, Inc., Evaluation of Certain Interests in the State of Montana, SEC Parameters, as of January 1, 1999", dated February 12, 1999; and "Ocean Energy Resources Canada, Ltd., Evaluation of Oil & Gas Reserves, SEC Parameters, as of January 1, 1999", dated January 25, 1999, (the "Reports") and to our having evaluated the Corporations' interest in oil and gas reserves. We also consent to the reference of our firm under the caption "Experts".

Sincerely,

McDANIEL & ASSOCIATES CONSULTANTS LTD.



/s/ P. A. WELCH
-----------------------------
P. A. Welch, P. Eng.
Vice President

Calgary, Alberta
Dated: February 15, 1999